SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Under Rule 14a-12

NYSE Euronext

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1.	Title of each class of securities to which transaction applies:

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed business combination transaction, NYSE Euronext and Deutsche Börse AG expect that Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, will file a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that will include (1) a proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) an offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Börse AG shares held by U.S. holders. When available, NYSE Euronext will mail the proxy statement/prospectus to its stockholders in connection with the vote to approve the merger of NYSE Euronext and a wholly owned subsidiary of Holding, and Holding will mail the offering prospectus to Deutsche Börse AG shareholders in the United States in connection with Holding’s offer to acquire all of the outstanding shares of Deutsche Börse AG. NYSE Euronext and Deutsche Börse AG also expect that Holding will file an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”).

Investors and security holders are urged to read the proxy statement/prospectus and the offer document regarding the proposed business combination transaction if and when they become available because they will contain important information. You may obtain a free copy of the proxy statement/prospectus (if and when it becomes available) and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s Web site at www.sec.gov. The proxy statement/prospectus (if and when it becomes available) and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s Web site at www.nyse.com and Deutsche Börse AG’s Web site at www.deutsche-boerse.com. The offer document will be made available at Holding’s Web site at www.global-exchange-operator.com following clearance by the BaFin.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Börse AG or NYSE Euronext. The final terms and further provisions regarding the public offer will be disclosed in the offer document after the publication has been approved by the BaFin and in documents that will be filed with the SEC. Holding reserves the right to deviate in the final terms of the public offer from the basic information described herein. Investors and holders of NYSE Euronext shares and Deutsche Börse AG shares are strongly encouraged to read the offer document and all documents in connection with the public offer as soon as they are published, since they will contain important information.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

This announcement and related materials do not constitute in France an offer for ordinary shares in Holding. The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

PARTICIPANTS IN THE SOLICITATION

NYSE Euronext, Deutsche Börse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction.

Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements about NYSE Euronext, Deutsche Börse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Börse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Börse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Börse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

English translation of transcript of interview with NYSE Euronext President & Deputy Chief Executive Officer Dominique Cerutti on TV channel LCI’s Club de l’économie on February 18, 2011:

Does the merger confirm that Paris is now definitely relegated to the sidelines?

Not at all, said Dominique Cerutti, who called it a major opportunity. He cited several points: “Our industry is experiencing a wave of consolidation; we intend to be a consolidator and leader, and not a “consolidatee”; when you want to create an alliance like this, you go to the leaders and DB is a big player.” Lastly, he said, the deal will generate value for all stakeholders, creating a balanced entity: the world’s largest derivatives market, which is also transparent and listed, and by far the largest equities market. It will be the no. 1 market operator with post-trading capacity in clearing & settlement, and leading-edge IT, plus geographical balance, on two continents.

In terms of governance, “the chairman will be Reto Francioni, and the CEO will be our current boss; the Executive Committee is balanced, with an even split: 8 members, 4/4.” Dominique Cerutti preferred “a merger with balanced governance” to “a merger of equals”: based on respective market cap the split is 60/40, and shareholders’ contributions must obviously be respected. Once shares are exchanged, Anglo-American shareholders will hold 55%, because both Euronext and DB have Anglo-American shareholders. So the deal is not about a German company.

He returned to this later and hammered home his point: the merger creates the world’s largest regulated market by far, adding “the world has never needed a regulated market — transparent, working with regulators, aligned with G-20 — as badly as it does now.”

Was the deal defensive? No, said Dominique Cerutti, referring again to the size of the new entity. “In our core business, we are a regulated market: transparent, working with regulators — lots of regulators […]. We assume that status entirely and cooperate fully with regulators.”

The two challenges facing markets are “galloping opacity and extreme fragmentation” illustrated by a series of figures showing that the vast majority of trading now takes place far from the eyes of regulators. “The battle is not lost, but you have to raise it to a political level, and raise awareness,” said Dominique Cerutti.

In the US, the Dodd-Frank act is 2000 pages long, and will take months to implement; in Europe there is immense political will and regulatory measures should materialize by next summer. Markets migrate into opacity because (non-)regulation allows this, not because they are evil. They are fundamental to society, to the economy, and to job creation. “We have to raise the level of the debate, bring them out of opacity, and into a transparent context, while also avoiding machines or businesses that fragment them for no good reason,” he ended.

English translation of interview with NYSE Euronext President & Deputy Chief Executive Officer Dominique Cerutti published in Le Monde on February 21, 2011

Bourse: by merging with Frankfurt “Paris has a chance to play in the first division”

By Claire Gatinois and Marie de Vergès

Is the Paris Bourse destined to disappear from the face of the earth, swallowed up by Germany’s Deutsche Börse? The announcement on February 15 of plans to merge Frankfurt and NYSE Euronext, which operates the New York and Paris markets (but also Amsterdam, Brussels and Lisbon) was, from the start, likely to awaken economic and financial nationalist sentiment in France — a reaction that Dominique Cerutti, current President and Deputy CEO of NYSE Euronext, rejects.

Thanks to the merger, he told Le Monde, “Paris has a unique opportunity to play in first division, right up among the world’s top financial marketplaces.” Adding: “If we were isolated or linked to second-tier players, we would be like those that have made that choice — a handful of straw compared with world-scale financial centers.”

As Mr. Cerutti points out, Paris ranks 18th in the Global Financial Centres Index (GFCI), well behind London (no. 1), New York (no. 2) and Frankfurt (no. 10). So has Paris already ceased to exist? No, says Dominique Cerutti. While its physical incarnation, the exchange building (Palais Brongniart), is today a venue used solely for entertainment and events, and the IT servers used to relay trades to the market are installed in a London suburb, “the teams that manage and supervise the European exchange all work out of the NYSE Euronext building in Paris,” he says. And there they will stay.

Above all, in the new group, Frankfurt will be in charge of the very lucrative derivatives business, while Paris will be responsible for cash equity markets in Europe, plus Group IT business and systems. “The real backbone of operations,” says Dominique Cerutti, formerly with IBM. Today stock exchanges are IT companies, and alliances between exchanges often start with sharing technology.

“A balanced combination”

To be sure Deutsche Börse, whose market capitalization is higher than NYSE Euronext, will account for 60% of the group. “That complicates the analysis,” Dominique Cerutti acknowledges, noting that “the expression ‘marriage of equals’ is inaccurate.” But “we are still talking about a balanced combination of core businesses,” he insists. “The alliance will create the world’s biggest stock exchange, clear across the board: equities, derivatives, post-trading, IT, and geographical footprint. It puts a real ‘ocean’ between us and any competitor.”

Markets have changed. And since they were liberalized in 2007, historic operators have run up against fierce competition from alternative platforms. Small in size, these now number 132 in Europe, and have helped transform markets into a jungle.

By teaming up with Deutsche Börse, NYSE Euronext will be able to fight off these newcomers and also “work alongside world regulatory bodies to fight galloping opacity and extreme fragmentation, [the] two major scourges facing world financial markets,” says Mr. Cerutti. “We are going to create the world’s largest regulated stock exchange, [something that] civil society, G-20 and regulators all need — now more than ever before.”

NYSE Euronext also has an eye on emerging markets, which are gathering strength. “Assuming our merger is a success [and it could take 10 months for it to be up and running], we will be in a stronger position once these markets start looking for alliances to become global,” he says.

Benefits like these are worth a few sacrifices, and the NYSE Euronext brand may well be one of them. “We will no doubt adopt a name specifically for the circumstances,” says Mr. Cerutti.

English translation of transcript of interview with NYSE Euronext President & Deputy Chief Executive Officer Dominique Cerutti on BFM Radio on February 21, 2011

BFM Radio - “12-15” interview with Dominique Cerutti

(Journalist: Hedwige Chevrillon)

HC: (brief review of merger plan) French observers are worried about what will happen to Paris, but there have also been rumors about a counter-bid from Nasdaq. What’s up?

DC: Our deal has been finalized, but we need the authorities’ approval — a long process. Regarding rumors, well, like you we know only what we read in the press. This merger is a major development for the industry, and I can understand that some of our rivals may want to step in.

HC: Was this tie-up a way to pre-empt a counter-bid for NYSE Euronext, in particular from Americans?

DC: No. The background is a general move toward consolidation to achieve savings of scale. There’d been a halt in recent years due to the crisis, but we knew it would return. You’ll note that other mergers are now in progress (LSE/Toronto, Singapore/Australia). Secondly: given our size, and because we want to be leaders not followers, we opted to merge with a very big exchange (DB). And it’s a terrific match in portfolio terms.

HC: True, so there’s big Frankfurt and big NY, with Paris straggling behind. But why opt for a German takeover?

DC: We didn’t; that’s not true. But I can see where you are coming from: market capitalization is 60/40, and markets recognize that. But it’s not a takeover by DB. When we merge, perhaps through a double public exchange offer, the shareholders of DB are essentially Anglo-American, as are ours. So 55% of our shareholders when combined will be Anglo-American. Secondly, the Executive Committee is at total parity: 4 and 4.

HC: So the no. 1 is German and the no. 2 American. You and Roland Bellegarde will keep your jobs, but you are only no. 3. Which may be why the Paris market is worried…

DC: There are several large exchanges out there (London, Frankfurt, NY, Paris, etc.). The governance structure of the new group is balanced; the CEO will be Duncan Niederauer, our current CEO. But the main thing is that core businesses are divided among major markets, and here Paris comes out in very good shape.

HC: What will be in Paris?

DC: The new group will be listed in NY, Frankfurt and Paris. Paris will manage European cash markets and Group technology (internal and external; a strong sales point), and we’re working on clearing. Those are all key roles.

HC: So you think it’s a good deal, including for Paris?

DC: There are two ways to see things. Globalization of financial markets is coming, and you’ve got to do it right. Second, either you link up with second-tier players and become a big fish in a small pond, or you go for the big guys. We did the second. It’s in Paris’s interest.

HC: Do other possible bidders have the means to launch a counter-bid?

DC: In theory, yes. But it would be extremely difficult. It would be a hostile bid, and wouldn’t create the same value. We’re creating the world’s biggest derivatives and equities exchange by far, with unequalled clearing capacity, top-tier IT, and a global geographical footprint, and probably the world’s top market for raising capital. I don’t see how a counter-bid could do that for our shareholders and stakeholders, including regulators. We’re a tool for regulators.

HC: You weren’t at Euronext when JF Theodore tried to merge with Frankfurt a few years back; in the end it didn’t work out, and Euronext merged with NYSE instead. Why will the deal with Frankfurt work this time around?

DC: As we emerge from the financial crisis, conditions are different. Secondly, the business areas that would have gone to France at the time were much less important than now.

HC: Lots of observers, including regulators, have to weigh in for you to get the green light. How long will all that take?

DC: Anti-trust authorities in Europe and the US need about 10 months for their work.

HC: Isn’t that too long in our fast-moving markets?

DC: It seems long, but it’s normal. In the meantime, both partners will continue operating their two big regulated markets.

HC: Next we’ll continue the lack of transparency and what it means.

[News break]

HC: Is it important to be the world’s no. one exchange?

DC: Yes, because it brings major benefits for all our members: for companies seeking listing, for investors, for intermediaries, too. The bigger you are, the lower your costs.

HC: You’re known for being an IT ace; it’s your role in NYSE Euronext. Part of your current problem is competition from alternative markets operating at lower costs.

DC: That was part of our concern but not all. Our real concern was and is to play our role as a regulated market to the full. But you’re partly right: alternative platforms are one concern, opacity another. The problem with alternative markets is that years after being set up in the name of competition, they are still operating at a loss — they have advantages, and they are pulling the transparent regulated markets that are needed for our economy into the abyss.

HC: You’ve taken a very vocal stand against opacity; are you really worried?

DC: Yes. The real issue is not reserved to specialists. Here are figures on opacity (reviews key figures confirming advances in opacity).

But keep in mind that this is not a problem for technical experts alone; it’s a genuine societal concern. Markets belong to society. “Opaque” means regulators don’t know what’s going on. We saw the problems that can result in 2008. Moreover, opacity destroys price discovery, which serves investors. And that, in turn, kills trust, and trust is important. Opaque trades aren’t cleared […], so in case of problems you are left high and dry with counterparty risk.

HC: But experts have tried to regulate through the G-20 and at European level. We’ve had some of them on our show. Is that all just talk?

DC: No. But this really is a societal issue. We’re talking about financing pensions, creating jobs — things that go right to the heart of society. G-20 may be moving slowly, but it’s true that compromise is not easy. The guidelines there, but we need to accelerate the process. We’re facing real scourges. Major battles are now in progress, including revision of MiFID and other rulings, with results expected over the next year or 5-6 quarters to come. I believe politicians — backed by investors and citizens — should take a radical approach. Opacity without a good reason is intolerable.

HC: Why not merge with Shanghai or an Indian market?

DC: Those are interesting markets, but most Asian exchanges are not listed and looking for that kind of partnership. By merging with DB, we’ll be well placed to negotiate once we want to tie up with emerging markets.

HC: When will the terms of the merger be known?

DC: They are already known; they’ve been submitted to regulators. Two things might cause changes in them: first, anti-trust considerations (with analysis and possible concessions, etc.) and second, any counter-bid that might materialize.

HC: So the door is not entirely closed; you could still change.

DC: Not really. A counter-bid is very unlikely; it would be negative and certainly wouldn’t add value in the same way. […] I can’t speculate about a counter-bid that hasn’t even materialized; I’m here to talk about the exciting prospects ahead in a deal that is a great opportunity for markets including Paris.